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                                                                    Exhibit 99.1

Autodesk Completes Buzzsaw Acquisition, Augmenting Its Building Industry Strategy With Leading Online Collaboration and Printing Solutions

SAN RAFAEL, CA - August 28, 2001 - Autodesk, Inc., (NASDAQ: ADSK) the world's leading design and digital content creation company, today announced it has completed the acquisition of Buzzsaw (www.buzzsaw.com), a privately held company that provides online project collaboration and print management applications to improve efficiencies and reduce costs for the building industry. Autodesk completed the acquisition by purchasing Buzzsaw's outstanding shares for $15 million in cash. The transaction closed Monday, August 20, 2001.

"The Buzzsaw acquisition signifies Autodesk's commitment to identifying the complementary technology and products to help extend its existing business to new markets," said Carol Bartz, Autodesk chairman and CEO. "Integrating Buzzsaw's online collaboration and printing applications with Autodesk software enables the building industry to leverage digital information from design to print to construction, creating new efficiencies and cost savings throughout a building's lifecycle."

As a result of the acquisition, Buzzsaw will become part of Autodesk's emerging business group and will continue to operate in San Francisco. Autodesk will continue to support Buzzsaw customers and deliver on its original and current mission: to provide easy-to-use online applications that enable building and printing professionals to save time and reduce costs.

Carl Bass, former president and chief executive officer of Buzzsaw has been named executive vice president of emerging business and chief strategy officer at Autodesk. In this new role, Bass will identify and foster new growth opportunities for Autodesk. He will also oversee the operations of Autodesk's emerging businesses, such as Location Services and Buzzsaw, to facilitate appropriate integration strategy with other Autodesk products. The integration of Buzzsaw collaboration and printing solutions will be led by Chris Bradshaw, who will serve as vice president and general manager of the business.

The purchase of Buzzsaw is part of Autodesk's strategy to extend its business to complementary new markets. Buzzsaw serves customers across the building design, construction, and management process: building owners and developers, facilities managers, commercial contractors, and reprographers - the consumers of design data created with Autodesk software. With Buzzsaw, the building industry can leverage digital information from design to print to construction, enabling new efficiencies and cost savings throughout a building's lifecycle.
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About Autodesk

Autodesk is the world's leading design and digital content creation resource. The company provides software and Internet portal services to help customers drive business through the power of design. One of the largest software companies in the world, Autodesk helps more than four million customers in more than 150 countries turn designs into reality. For more information, contact any Authorized Autodesk Reseller, call Autodesk at 800-964-6432, or visit www.autodesk.com. Discreet(TM) product information is available at 800-869-3504 or via the Web at www.discreet.com. Buzzsaw product information is available via
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the web at www.buzzsaw.com.

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Autodesk and Buzzsaw are either registered trademarks or trademarks of Autodesk,
Inc./Buzzsaw, Inc. in the USA and/or other countries. All other brand names, product names, or trademarks belong to their respective holders.

(c)Copyright 2001 Autodesk, Inc. All rights reserved.